Exhibit 10.7

CONTRIBUTION AND LICENSE AGREEMENT

This Contribution and License Agreement (this “Agreement”) is made as of February 24, 2021 (the “Effective Date”) by and between Postmates, LLC, a Delaware limited liability company (“Postmates”), a wholly-owned subsidiary of Uber Technologies, Inc., a Delaware corporation (“Uber”), and Serve Robotics Inc., a Delaware corporation (“SpinCo”). Each of Postmates and SpinCo, are a “Party” and together they are the “Parties”.

Recitals

A. Postmates wishes to contribute certain assets and liabilities of the Serve Business (as defined in this Agreement) to SpinCo, and SpinCo wishes to accept such contribution as described in this Agreement.

B. In connection with such contribution by Postmates, SpinCo and Postmates have entered into: (i) that certain Simple Agreement for Future Equity dated as of the date hereof pursuant to which SpinCo issues to Postmates the rights to certain shares of SpinCo’s Capital Stock (as defined therein) (the “SAFE”); and (ii) that certain Letter Agreement Re: Additional Rights dated as of the date hereof to provide Uber with the rights set forth therein (the “Side Letter”).

C. The Parties hereto intend that the acquisition of the SAFE by Postmates pursuant to this Agreement, together with the acquisition of other shares of stock of SpinCo occurring in connection with the formation of SpinCo, are integrated steps in a single transaction and together will qualify as a tax-free exchange of property for stock under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable provisions of applicable state or local tax laws).

Agreement

Now, Therefore, the Parties agree as follows:

1. Definitions. As used herein the following terms will have the meaning indicated:

“Affiliate” means, with respect to any entity, any other entity that, directly or indirectly, controls, or is controlled by, or is under common control with, such entity. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of an entity, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Contributed Accounts” means the registrations to the Internet domain names and social media accounts listed on Exhibit A-1, together with the goodwill symbolized thereby or associated therewith.

“Contributed Contracts” means all contracts and agreements listed on Exhibit A-2 to this Agreement.

“Contributed Equipment” means the (i) hardware and equipment listed on Exhibit A-3 (but not including any third party software or other technology which may be stored, embedded or installed in digital form by the media thereon) and (ii) the physical assets that have been used exclusively by the Serve Business prior to the Closing (as defined below) that are located at the Serve Facilities.

“Contributed IP” means: (i) the Contributed Other IP; (ii) the Contributed Patents; (iii) the Contributed Trademarks; and (iv) the right to register, prosecute, maintain or record any of such foregoing rights, as well as all rights to damages and to collect payments for past, present and future infringements and misappropriations thereof.

“Contributed Other IP” means the Copyrights and Trade Secrets in or otherwise embodied by the Contributed Technology.

“Contributed Patents” means the Patents listed in Exhibit A-4.

“Contributed Technology” means copies of the items of (i) software and designs identified in Exhibit A-5; and (ii) documentation, email (including any documentation included therein, such as attachments), correspondence, messages and other communications identified in Exhibit A-5, in the case of each of (i) and (ii), solely to the extent such items are exclusively used by or held for use in the Serve Business. For the avoidance of doubt, Contributed Technology does not include any Intellectual Property Rights that may be embodied thereby.

“Contributed Trademarks” means the Trademarks listed in Exhibit A-6.

“Intellectual Property Rights” means all intellectual property rights in any jurisdiction throughout the world, including without limitation all rights in: (a) patents, applications therefor, and any additions, continuations, continuations-in-part, divisions, reissues, reexaminations, renewals or extensions based thereon and all other rights corresponding thereto (“Patents”); (b) copyrights, copyright registrations and applications therefor and similar or equivalent rights in works of authorship (“Copyrights”); (c) trademark and service mark registrations and applications, source identifiers, common law trademarks, tradenames, and service marks, and goodwill related to the foregoing (“Trademarks”); and (d) common law and statutory rights in any jurisdiction commonly known as “trade secrets” or that permit the holder of such right to limit the use or disclosure of its know-how and other confidential or proprietary technical, business, or other information (individually and collectively, “Trade Secrets”).

“Liability” means any debt, obligation, duty or liability of any kind or nature, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

“Licensed IP” means the Contributed Other IP (other than the Non-Licensed Other IP) and the Licensed Patents (other than the Non-Licensed Patents).

“Licensed Patents” means: (i) all Contributed Patents; (ii) any Patents which claim an invention method or process practiced by the Contributed Technology and are filed within twelve (12) months after the Effective Date; and (iii) any Patents claiming priority to or shares a common priority claim with, or issuing from, any of the foregoing.

“Non-Licensed Other IP” means the Copyrights and Trade Secrets embodied by the software, designs and documentation listed on Exhibit B.

“Non-Licensed Patents” means the Contributed Patents listed in Exhibit B.

“Serve Assets” means the Contributed Accounts, Contributed Contracts, Contributed Equipment, Contributed IP and Contributed Technology.

“Serve Business” means the first-party robotic delivery service business developed by Postmates’ X division.

“Serve Facilities” means the offices located at: 1166 Alberni St, Vancouver, BC; 721 Brannan St, San Francisco, CA; 918 North Formosa Ave, Los Angeles, CA; and 746 North La Brea Ave, Los Angeles, CA.

“Transaction Agreements” means this Agreement, the SAFE, the Side Letter and the other certificates, documents and instruments contemplated by this Agreement.

2. Contribution of Serve Assets.

(a) Subject to the terms and conditions of this Agreement, including the Retained License Rights, effective as of the Closing, Postmates hereby irrevocably contributes, transfers, assigns and conveys to SpinCo all of Postmates’ and its Affiliates’ right, title and interest in and to the Serve Assets and SpinCo hereby accepts the contribution, transfer, assignment and conveyance to it of the Serve Assets.

(b) As promptly as practicable after the Closing, Postmates will deliver or make available to SpinCo the Contributed Equipment and copies of the Contributed Technology and Contributed Contracts via secure digital transmission to the extent not already possessed by SpinCo at the Closing. To the extent not already possessed by SpinCo at the Closing, account credentials or other means of authenticating access to the Contributed Accounts and items of Contributed Technology stored digitally on remote third party systems and services will be made available to SpinCo through established procedures for such transfers made available by the third party service provider. Thereafter, Postmates and its Affiliates may retain copies of any Contributed Technology and Contributed Contracts that are retained: (a) for record keeping purposes, stored in archival or routine backups, retained in the unaided memories of any personnel of Postmates or its Affiliates; or (b) to the extent remaining after the exercise of ordinary effort to identify and remove, that which is located or embedded in any other Postmates’ or its Affiliates’ computers, networks, services, devices and other systems, in each case of the preceding (b), which uses thereof are hereby deemed included in the Retained License Rights until such time as the applicable assets are identified, either by Postmates and its Affiliates, or by SpinCo upon notice to Postmates, as Serve Assets. SpinCo will , at its sole cost and expense, as promptly as practicable after the Closing: (i) remove the Contributed Equipment from the Serve Facilities; provided, however, that SpinCo shall not be required to remove Contributed Equipment from any Serve Facility the lease to which is a Contributed Contract; and (ii) erase, remove, or delete any documentation, email, correspondence, messages and other communications identified in Exhibit A-5 that are not exclusively used in or held for use in the Serve Business and are in SpinCo’s possession as of the Closing or are delivered to SpinCo hereunder.

(c) SpinCo acknowledges that it has provided the list of assets set forth in Exhibit A-5, and that such list is intended to include a complete and accurate list of assets which are used exclusively in the Serve Business (and not any other business of Postmates or its Affiliates) and were developed wholly by personnel designated exclusively to development activities for the Serve Business. If the Parties determine after a reasonable good-faith investigation by the Parties that an item described in the preceding sentence is missing from Exhibit A-5 (“Omitted Technology”), then such item of Omitted Technology shall be deemed Contributed Technology and added to the list in Exhibit A-5 and rights of Postmates and its Affiliates embodied thereby shall be deemed Contributed Other IP as of the Effective Date.

(d) Each Party hereto will execute and cause to be delivered to each other Party hereto such instruments and other documents, and will take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the transfer, assignment and conveyance of the Serve Assets and the granting of the Retained License Rights.

(e) Notwithstanding any other term in this Agreement, no assets of Postmates or its Affiliates other than the Serve Assets (“Retained Assets”) are conveyed, assigned, transferred or otherwise subject to delivery to SpinCo, and all such Retained Assets are hereby reserved to Postmates and its Affiliates.

3. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, and effective as of the Closing, SpinCo hereby assumes all of the following Liabilities (collectively, the “Assumed Liabilities”): (a) all Liabilities (including taxes) arising from or relating to the use, possession or ownership of the Serve Assets on and after the Closing and (b) all Liabilities arising from or relating to the performance of the Contributed Contracts accruing on and after the Closing. For the avoidance of doubt, SpinCo does not and will not assume any Liabilities of Postmates or its Affiliates other than the Assumed Liabilities.

4. Retained License.

(a) Postmates hereby retains, on behalf of itself and its current and future Affiliates, and SpinCo hereby grants to Postmates and its current and future Affiliates, a worldwide, perpetual, irrevocable, royalty-free, fully-paid up, non-exclusive, non-transferable (other than as expressly set forth herein), non-sublicensable (except as set forth in Section 4(b)) license under the Licensed IP (i) to make, have made, export, import, use, sell (or otherwise dispose of) and offer to sell any product or service, and practice, any method, process or invention; and (ii) to use, copy, distribute, modify, make, improve, disclose, display, perform publicly, sublicense, prepare derivative works and otherwise exploit in any manner any product or service (collectively with all rights of Postmates and its Affiliates pursuant to this Section 4, the “Retained License Rights”).

(b) The Retained License Rights will not be sublicensed to any third party, except: (i) in connection with the license, sale, distribution or making available of Postmates’ or any of its current or future Affiliates’ products and services; (ii) to subcontractors and service providers providing services for or on behalf of Postmates or its Affiliates; and (iii) as permitted and set forth in Section 4(f).

(c) All Retained License Rights are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code. SpinCo acknowledges that Postmates and its current and future Affiliates, as licensees of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. SpinCo irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable law excuses SpinCo from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

(d) Each Party acknowledges and agrees that the Retained License Rights are non-terminable and irrevocable, and that SpinCo’s remedy for breach by Postmates or its Affiliates of the licenses granted to it hereunder or of any other provision hereof will be solely to bring a claim to recover damages and to seek appropriate equitable relief, but not termination of the licenses granted in this Agreement. Notwithstanding the exclusion of Non-Licensed Other IP from the Retained License Rights, nothing in this Agreement will be construed to limit Postmates’ or its Affiliates’ ability to independently develop, have developed, market, distribute, sell, commercialize, exploit or acquire products, concepts, systems or techniques without use of, or reference to, any of the embodiments of Non-Licensed Other IP identified on Exhibit B.

(e) The Retained License Rights with respect to each Licensed Patent will expire upon the expiration of the term of such Patent. The Retained License Rights with respect to each Copyright will expire upon the statutory expiration of the term of such Copyright. All other licenses are perpetual.

(f) In the event of a transaction (a “Spin-Out”) whereby an entity that was an Affiliate of Postmates ceases to be an Affiliate of Postmates, such entity may retain, by way of a sublicense, any licenses granted or sublicensed to it hereunder, but only with respect to the line of business in which it is engaged at the time of such Spin-Out. In the event that Postmates or any such entity resulting from the Spin-Out is acquired by a third party, such license or sublicense will not extend to any products, business or operations of such third party. Except in the case of a Spin-Out, all Retained License Rights granted to Postmates’ Affiliates or sublicensable to Postmates’ Affiliates, as the case may be, solely by virtue of such entity’s status as an Affiliate of Postmates, will terminate with respect to such Affiliate upon such entity ceasing to be an Affiliate of Postmates.

5. Closing; Deliveries.

(a) The closing of the transactions contemplated by this Agreement (the “Closing” and the date on which the Closing occurs, the “Closing Date”) shall take place immediately following the execution and delivery of this Agreement.

(b) As of the Closing: (i) Postmates shall deliver to SpinCo fully executed documents of conveyance to effect the contribution of the Serve Assets to SpinCo, each in a mutually agreed form; (ii) SpinCo shall deliver to Postmates fully executed documents of assumption to effect the assumption of the Assumed Liabilities by SpinCo, each in a mutually agreed form; and (iii) SpinCo shall issue and deliver to Postmates the SAFE and the Side Letter, each of which shall also be executed by Postmates.

6. Non-assignability of Serve Assets. To the extent that the contribution, transfer, assignment, conveyance or delivery to SpinCo of any Serve Assets (including any Contributed Contract), or any claim or right or any benefit arising thereunder or resulting therefrom, is not transferable or requires any authorization, approval, consent or waiver by or of any third party or government entity or is cancelable by a third party in the event of a transfer or assignment without such authorization, approval, consent or waiver and such authorization, approval, consent or waiver has not been obtained prior to Closing (each, a “Non-Assignable Asset”), the Closing shall proceed without the contribution, transfer, assignment, conveyance or delivery of such Non-Assignable Asset. In the event that the Closing proceeds without the contribution, transfer, assignment, conveyance or delivery of any such Non-Assignable Asset, then during the period not to exceed three (3) months following the Closing, Postmates shall use commercially reasonable efforts, with the reasonable cooperation of SpinCo, to promptly obtain such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, each of Postmates and SpinCo shall use commercially reasonable efforts to cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to SpinCo all benefits of use of each such Non-Assignable Asset. Once authorization, approval, consent or waiver for the contribution, transfer, assignment, conveyance or delivery of any such Non-Assignable Asset at the Closing is obtained, Postmates shall contribute, transfer, assign, convey and deliver such Non-Assignable Asset to SpinCo. The Parties acknowledge that the failure of any third party consent to be obtained or the failure of any interest to constitute a Serve Asset or any circumstances resulting therefrom shall not, in and of itself, constitute a breach by Postmates of this Agreement.

7. Representations and Warranties of Postmates.

Postmates represents and warrants to SpinCo as follows:

(a) Organization, Good Standing and Corporate Power. Postmates has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Postmates. Postmates is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Postmates.

(b) Due Authorization. The execution, delivery of, and the performance of the obligations of Postmates under this Agreement has been authorized by all necessary corporate action prior to the Effective Date and this Agreement constitutes the valid and legally binding obligation of Postmates, enforceable against Postmates in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

8. Representations and Warranties of SpinCo.

SpinCo represents and warrants to Postmates as of the date hereof as follows:

(a) Organization, Good Standing and Corporate Power. SpinCo has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except where the failure to have such government licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on SpinCo. SpinCo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on SpinCo.

(b) Due Authorization. The execution, delivery of, and the performance of the obligations of SpinCo under this Agreement has been authorized by all necessary corporate action prior to the date hereof and this Agreement constitutes the valid and legally binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

(c) No Conflicting Obligations. The execution, delivery of, and performance of the obligations of SpinCo under this Agreement does not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which SpinCo is a party or by which SpinCo is bound, and (ii) violate any statute, regulation, rule or other law.

(d) Financing. SpinCo has issued Simple Agreements for Future Equity to investors for aggregate gross proceeds to SpinCo of $5,000,000 (exclusive of the SAFE to be issued to Postmates in connection with the transactions contemplated by this Agreement).

(e) Confidentiality. The Parties acknowledge that this Agreement and the transactions contemplated hereby are confidential and subject to the confidentiality provisions of the Side Letter. Notwithstanding the foregoing or anything to the contrary in Section 6(a) of the Side Letter, or any transfer of any Intellectual Property Rights or grant or retention of license to a Trade Secret or other proprietary right in information by a Party hereunder, each Party agrees on behalf of itself and its Affiliates that (i) nothing set forth herein shall limit a Party’s (as either owner or licensee of such Trade Secret) rights to protect the confidentiality of such Trade Secret as if such Party were the sole owner of such Trade Secret, (ii) each Party (and each of such Party’s Affiliates) shall treat the Trade Secrets of the other Party with at least the same degree of care as they do their own similar Trade Secrets, but in no event with less than reasonable care, and (iii) neither Party (nor its Affiliates) may use or disclose the Trade Secrets licensed to it by the other Party under this Agreement, other than as permitted to use such Trade Secrets under Section 4 of this Agreement. Any disclosure of such Trade Secrets under the licenses granted to the respective Party under this IP Agreement will be subject to substantially the same confidentiality protections as such Party uses for its other similar Trade Secrets. Nothing herein will limit either Party’s ability to enforce its rights in any Trade Secrets against third parties, whether such enforcing Party is an owner or licensee of the Trade Secret.

9. No Representations or Warranties.

(a) AS IS. NOTWITHSTANDING ANY TERM OF THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT THE SERVE ASSETS ARE PROVIDED AND THE LICENSED IP IS LICENSED “AS IS” WITHOUT, AND EACH OF SPINCO AND POSTMATES ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT THERETO, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, CUSTOM, TRADE OR NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

(b) General Disclaimer. Nothing contained in this Agreement shall be construed as (i) a warranty or representation by either Party as to the validity, enforceability or scope of any Intellectual Property Rights; (ii) an agreement that any Patents, Trademarks or other Intellectual Property Rights have been maintained in force; (iii) conferring upon either Party by implication, estoppel or otherwise, any license or other right except the licenses and rights expressly granted hereunder; or (iv) an obligation on behalf of a Party to provide any technical information, know-how, consultation, technical services or other assistance to the other Party in connection with the delivery of the Serve Assets.

10. General.

(a) Taxation. The Parties hereto intend that the acquisition of the rights to certain shares of SpinCo’s Capital Stock pursuant to the SAFE, together with the acquisition of other shares of stock of the SpinCo occurring in connection with the formation of SpinCo, are integrated steps in a single transaction and together will qualify as a tax-free exchange of property for stock under the provisions of Section 351 of the Code. Unless otherwise required (a) in accordance with applicable law, as determined by Uber in its sole discretion or (b) by a taxing authority on audit or other examination: (i) the Parties hereto agree to report such transaction on their respective income tax returns consistently with such intent, and (ii) none of the Parties hereto shall take or fail to take any tax reporting position or other action inconsistent with the characterization of such transaction as a contribution of property governed by Section 351 of the Code.

(b) Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties hereto.

(c) Survival. The covenants of the Parties shall survive until fully performed.

(d) Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

(e) Wrong Pockets. Without limiting any other provision of this Agreement and subject to Section 2(c), if at any time following the Closing it becomes apparent that any asset (including any contract) that should have been transferred or delivered to SpinCo as a Serve Asset pursuant to this Agreement was not so delivered, or any asset (including any contract) that is not a Serve Asset was inadvertently transferred or delivered to SpinCo, Postmates shall, or SpinCo shall, as applicable, in each case as promptly as practicable: (i) transfer and deliver such asset to the other Party as the other Party may reasonably direct for no additional consideration; and (ii) hold its right, title and interest in and to such asset in trust for the benefit of the other Party until such time as such transfer and delivery is completed.

(f) Entire Agreement; Counterparts. This Agreement together with the other Transaction Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Francisco, CA, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.

(h) Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(i) Assignment. Neither Party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other Party, except that either Party may assign all of its rights and delegate all of its duties under this Agreement without such consent of the other Party: (i) to an Affiliate of a Party in the case of a corporate reorganization of such Party; (ii) to the surviving entity in a merger, acquisition, consolidation or other such combination involving a change of control of all or substantially all of the assigning Party’s voting securities; or (iii) to an entity that acquires all or substantially all of the assigning Party’s assets to which this Agreement relates, except, with respect to Postmates as the assigning Party, the licenses granted pursuant to Section 4 will not extend to any robot sidewalk delivery products or services of the acquiring entity. Any attempted assignment or delegation in violation of this Section 10(i) will be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(j) Expenses. Each Party to this Agreement shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Agreement and the transactions contemplated herein.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(l) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address specified below or such other address as the Party specifies in writing.

(m) No Third Party Beneficiaries. No person who is not a Party to this Agreement shall have any right to enforce or enjoy the benefit of any term of this Agreement; provided, however, that Uber and the current and future Affiliates of Postmates are intended third party beneficiaries of Section 4 hereof.

(n) Dispute Resolution; Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in San Francisco, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement by SpinCo and Postmates or, at the request of either Party before the commencement of arbitration, by three independent arbitrators, with each of SpinCo and Postmates selecting one independent arbitrator and the two arbitrators so selected selecting a third independent arbitrator. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute shall be final, binding, and conclusive upon the Parties. Within thirty (30) days following a decision of the arbitrator(s) requiring payment by one Party to another, such Party shall make the payment to such other Party. The Parties agree that each Party shall pay its own costs and expenses (including counsel fees) of any such arbitration. The Parties to the arbitration may apply to a court of competent jurisdiction to seek injunctive or equitable relief in connection with actual or alleged infringement, misappropriation or violation of a Party’s Intellectual Property Rights.

(o) No Partnership. The relationship between SpinCo and Postmates created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Contribution Agreement as of the date first above written.

Postmates, LLC
a Delaware limited liability company

By:	/s/ Francois Chadwick
Name:	Francois Chadwick
Title:	President

Address:

Serve Robotics Inc.,
a Delaware corporation

By:	/s/ Ali Haghighat Kashani
Name:	Ali Haghighat Kashani
Title:	Chief Executive Officer

Address:

Signature Page to Contribution Agreement

Exhibit A-1

Contributed Accounts

Exhibit A-2

Contributed Contracts

Exhibit A-3

Contributed Equipment

Exhibit A-4

Contributed Patents

Exhibit A-5

Contributed Technology

Exhibit A-6

Contributed Trademarks

Exhibit B

Non-Licensed Other IP and Non-Licensed Patents

B-1